Exhibit 10.1

PATENT ASSIGNMENT AND LICENSE-BACK AGREEMENT*

This Patent Assignment and License-Back Agreement (“Agreement”), dated as of June 27, 2019 (the “Effective Date”), is by and between GTX Corp, a Nevada corporation, with offices located at 117 W. 9th Street, Suite 1214, Los Angeles, California 90015 (“ASSIGNOR”), and Inpixon, a Nevada corporation, with offices located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303 (“ASSIGNEE”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, the Parties made and entered into that certain Asset Purchase Agreement dated as of June 27, 2019 (the “APA”), into which this Agreement is fully incorporated, and any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the APA;

WHEREAS, ASSIGNOR owns all right, title, and interest in and has the right to assign to ASSIGNEE the U.S. patents described in Annex A (“Assigned Patents”), hereby incorporated by reference as if fully set forth herein;

WHEREAS, ASSIGNEE wishes to grant ASSIGNOR a perpetual license-back to US Patent No. 9,910,862, issued March 6, 2018, along with all patents issuing from this patent, including all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, patent-filings within priority chains thereof, and patent filings claiming priority to patent filings in such priority chains, whether US or foreign, and renewals of any of the foregoing (which collectively are referenced hereafter as the “Server Patent”), which is referenced in Annex A, under the terms and conditions set out in this Agreement; and

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT

ASSIGNOR does hereby acknowledge the sale, assignment, and transfer to ASSIGNEE, its lawful successors and assigns of the entire right, title and interest in and to the Assigned Patents, together with the inventions described therein, and any extensions, reissues, substitutes, divisions, renewals, continuations, continuations-in-part, patent-filings within priority chains thereof, and patent filings claiming priority to patent filings in such priority chains, whether US or foreign, the same to be held and enjoyed by ASSIGNEE for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, to the end of the term or terms for which said patents are granted or reissued, as fully and entirely as the same would have been held and enjoyed by ASSIGNOR, if this Assignment had not been made; together with the right to apply for foreign patents or other forms of protection, and all claims for damages by reason of past infringement of any said patent, with the right to sue for, and collect the same for, its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives.

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

ASSIGNOR hereby authorizes the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments to issue any and all patents on said inventions or resulting from said applications, or any divisions thereof, to ASSIGNEE as assignee thereof.

ASSIGNOR hereby covenants that it had full right to convey the entire interest herein assigned, and that it has not executed any agreements in contravention of this Assignment.

ASSIGNOR hereby binds itself, its legal representatives, and assigns, to do, upon ASSIGNEE’S request and at ASSIGNEE’S expense, but without additional consideration to ASSIGNOR hereby or them, all acts reasonably serving to assure that the said inventions and discoveries, the said patent applications and the said patents listed in Annex A, shall be held and enjoyed by ASSIGNEE as fully and entirely as the same could have been held and enjoyed by ASSIGNOR, its legal representatives, and assigns if this Assignment had not been made; and particularly to execute and deliver to ASSIGNEE all lawful application documents including petitions, specifications, and oaths, and all Assignments, disclaimers, and lawful affidavits in form and substance as may be requested by ASSIGNEE; to communicate to ASSIGNEE all facts known to ASSIGNOR relating to said inventions and discoveries or the history thereof; to furnish ASSIGNEE with any and all documents, photographs, models, samples, and other physical exhibits in the control of ASSIGNOR, its legal representatives, or assigns which may be useful for establishing the facts of ASSIGNOR’S conception, disclosures, and reduction to practice of said inventions and discoveries; and to testify as to the same in any interference or other litigation.

LICENSE-BACK

1.	Perpetual License Grant. Subject to the terms and conditions of this Agreement, ASSIGNEE hereby grants to ASSIGNOR a limited, non-sublicensable, royalty-free, fully paid-up, perpetual, worldwide, non-exclusive right and license to the Server Patent. This grant is referenced hereafter as the “Grant”.

2.	Representations and Warranties.

2.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

2.2 ASSIGNEE’s Representations and Warranties. ASSIGNEE represents, warrants and covenants that, throughout the Term:

(e) it shall remain the sole and exclusive owner of the entire right, title, and interest in and to the Server Patent or shall ensure, in a form reasonably acceptable to ASSIGNOR, any new owner or co-owner shall take ownership of the Server Patent subject to the terms and conditions herein;

(f)   it has, and will retain, the right to grant the license granted to ASSIGNOR hereunder, and shall not grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Server Patent that conflicts with the rights and licenses granted to ASSIGNOR hereunder;

(g) ASSIGNEE shall comply with all applicable laws in connection with the Server Patent, including any disclosure requirements of the United States Patent and Trademark Office, shall timely pay all filing and renewal fees payable with respect thereto.

3. Bankruptcy. All rights and licenses granted to ASSIGNOR under the GRANT are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). ASSIGNOR has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Grant, and the subject matter hereof. Without limiting the generality of the foregoing, ASSIGNEE acknowledges and agrees that, if ASSIGNEE or its estate shall become subject to any bankruptcy or similar insolvency proceeding:

(a) subject to ASSIGNOR’s rights of election under Section 365(n), all rights, licenses, and privileges granted to ASSIGNOR under the Grant will continue subject to the respective terms and conditions hereof, and will not be affected, and ASSIGNEE (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including a trustee) shall perform all of the obligations required hereunder to be performed by ASSIGNEE. If ASSIGNEE (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee) rejects its obligations under this Agreement pertaining to the Grant, as provided under the Bankruptcy Code, ASSIGNOR may elect to retain its rights hereunder as provided in the Bankruptcy Code, in which case ASSIGNEE (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee), shall provide to ASSIGNOR a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in ASSIGNOR’s possession, shall be promptly delivered to ASSIGNOR or its designee.

(b) Option to Acquire Assets in Bankruptcy.

(i) Notice of Transfers. If ASSIGNEE, in any capacity pertaining to insolvency, including, but not limited to, debtor in possession, and its successors and assigns pursuant to any insolvency process, including, but not limited to, a Title 11 trustee, proposes any offer of sale, transfer, hypothecation or further assignment (collectively referred to hereafter as a “Transfer”) of the Assigned Patents to a third party, then ASSIGNEE shall promptly give written notice to ASSIGNOR at least sixty (60) days prior to the closing of such Transfer (such notice to be hereafter refenced as the “Sales Notice”). The Sales Notice shall describe in reasonable detail the material terms and conditions of the proposed Transfer including, without limitation, the nature of such Transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee.

(ii) ASSIGNOR Option. ASSIGNOR shall have an option (the “ASSIGNOR Option”) for a period of fifteen (15) days from receipt of the Sales Notice to elect to purchase the Assigned Patent(s) at the same price and subject to the same material terms and conditions as described in the Sales Notice. ASSIGNOR may exercise the ASSIGNOR Option and, thereby, purchase all or some of the Assigned Patents by notifying the ASSIGNEE in writing before expiration of the fifteen (15) day period as to which Assigned Patents it wishes to purchase. If the ASSIGNOR gives the ASSIGNEE notice that it desires to purchase any of the Assigned Patents, then payment therefore shall be by check or wire transfer against delivery of title to the purchased Assigned Patents properly documented and recorded, at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the ASSIGNOR’s receipt of the Sales Notice, unless the Sales Notice contemplated a later closing with the prospective third party transferee(s). For avoidance of doubt, the ASSIGNOR Option may solely be exercised in connection with the acquisition of assets sold pursuant to proceedings governed by the Bankruptcy Code or other bankruptcy, insolvency, and similar laws.

4. Abandonment. If ASSIGNEE plans to abandon any issued patent included within the Assigned Patents, ASSIGNEE shall notify ASSIGNOR in writing at least twenty (20) days in advance of the due date of any payment or other action that is required to prosecute and maintain the Assigned Patents, or any of them. Following such notice, ASSIGNOR will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Assigned Patents at its sole cost and expense in such country, and ASSIGNEE shall, at ASSIGNOR’s written request and sole cost and expense, cooperate with ASSIGNOR to assign to ASSIGNOR such patent.  Effective as of the effective date of any such assignment under this Section, such patent shall no longer be an Assigned Patent.

4.1   Assignee’s Limited License in event of Reversion. As of the effective date of any assignment of a patent application or patent to ASSIGNOR stemming from ASSIGNOR’s exercise of its rights under this Section 4 (such date to be referenced hereafter as the “Reversion Date”), the ASSIGNEE shall have a limited license as described in the immediately following sentence. As of the Reversion Date, ASSIGNOR grants to ASSIGNEE a perpetual, non-exclusive, non-sublicensable, non-transferable, worldwide right and license to continue practicing a patent which, until ASSIGNEE’s abandonment of the same, had been an Assigned Patent.

5. Indemnification. The Parties incorporate herein by reference the APA’s Article III indemnification terms and conditions. For avoidance of doubt, obligations and rights of the ASSIGNOR shall be the same as the Transferor, while obligations and rights of the ASSIGNEE shall be the same as those of the Transferee.

6. Term.

6.1   Term. This Grant is effective as of the Effective Date and, unless terminated earlier in accordance with Section 3, will continue in full force and effect until the expiration of the last to expire valid claim of a Server Patent (the “Term”).

6.2   Survival. The rights and obligations of the Parties set forth in this Section and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

7. Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

(b) Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim must be instituted exclusively in the federal courts of the United States or the courts of the State of California, in each case located in the County of Santa Clara, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

8. Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

9. Transfer. ASSIGNOR shall not assign or otherwise transfer the Grant, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without ASSIGNEE’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that ASSIGNOR may assign or transfer the Grant without ASSIGNEE’s prior written consent in connection with the sale of all or substantially all of ASSIGNOR’s business to a third party which expressly agrees to Section 6.7 of the APA (Restrictive Covenants) and to all the terms and conditions herein.

10.   Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.   Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

12.   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, ASSIGNOR and ASSIGNEE have caused this instrument to be executed on the date hereafter indicated.

/s/ Patrick Ber tagna

By:	Patrick Bertagna
Title:	Chief Executive Officer
Date:	June 27, 2019

/s/ Nadir Ali

By:	Nadir Ali
Title:	Chief Executive Officer
Date:	June 27, 2019